FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports First Quarter 2013

Financial Results

Company Reaffirms Outlook for Fiscal Year 2013—Year-over-Year Revenue
Growth of 15% to 20% and Full Year Profitability

San Francisco, USA & Shenzhen, China – May 13, 2013 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium rechargeable batteries and battery solutions, today announced financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

•	Net sales increased 18.4% year-over-year to $24.4 million in seasonally weakest quarter

•	Sustained growth in lithium battery segment – lithium battery net sales up 71.7% in the first quarter of 2013 over the first quarter of 2012; total lithium battery pieces sold increased 54.2%; and a 93.7% increase in volume per ampere hour

•	Gross margin improvement year-over-year of 170 basis points, from 17.8% to 19.5%

•	Stable balance sheet sufficient to fund growth

Management Commentary

“We were pleased to deliver solid year-over-year revenue growth in what is typically our slowest quarter due to the Chinese New Year,” said Mr. George Pan, Chairman and Chief Executive Officer of Highpower International. “Our lithium battery business continues to produce solid numbers and we believe we are making clear inroads on showcasing our higher capacity, cleaner energy batteries to many international customers. Overall, we feel confident in our outlook for the year as we continue to position Highpower as the premier global rechargeable battery leader.”

“Although volume levels and pricing pressure reflected typical seasonal weakness during the first quarter, our gross margin improved as we benefitted from lower commodity prices and increased sales of higher capacity batteries in our lithium segment,” said Mr. Henry Sun, Chief Financial Officer of Highpower International. “Additionally, some of our competitors are facing difficulty delivering quality products while trying to maintain competitive pricing, and we plan to seize the potential new customer opportunities in 2013. As we anticipated, the second half of the year should be pivotal as well as strong for Highpower and we remain upbeat in our outlook.”

First Quarter 2013 Financial Results

Net sales for the first quarter ended March 31, 2013 totaled $24.4 million, a year-over-year increase of 18.4% compared with $20.6 million for the first quarter ended March 31, 2012. The increase in sales for the first quarter was primarily due to an increase in sales of lithium batteries from new and existing customers as well as a slight increase in sales of Ni-MH batteries.

First quarter 2013 gross profit increased to $4.8 million, as compared with $3.7 million for the first quarter of 2012. Gross profit margin was 19.5% for the first quarter of 2013, as compared with 17.8% for the first quarter of 2012, or a 170 basis point increase. The year-over-year increase in gross profit margin for the first quarter of 2013 was primarily due to the decrease in raw material prices from the comparable period in 2012.

R&D spending was $1.1 million for the first quarter of 2013, as compared with $0.9 million for the comparable period in 2012, reflecting the expansion of our research and development workforce and management functions.

Selling and distribution expenses were $1.4 million for the first quarter of 2013, as compared with $1.2 million for the comparable period in 2012. The year-over-year increase in selling and distribution expenses was due to the expansion of our sales force and marketing activities, participation in industry trade shows, and international travel to promote and sell our products abroad.

General and administrative expenses were $2.8 million for the first quarter of 2013, as compared with $2.0 million for the first quarter of 2012. The increase was mainly due to the expansion of our workforce in various functions to support our growth.

Net loss for the first quarter of 2013 was $(608,880), or $(0.04) per diluted share, based on 13.6 million weighted average shares outstanding. This compares with first quarter 2012 net income of $3,185 or breakeven per diluted share, based on 13.6 million weighted average shares outstanding.

Balance Sheet

At March 31, 2013, Highpower International had cash, cash equivalents and restricted cash totaling $31.3 million, total assets of $115.4 million, and stockholders’ equity of $30.4 million. Bank credit facilities totaled $79.9 million at March 31, 2013, of which $29.1 million was utilized and $50.8 million was available as unused credit.

Outlook

Based on our current expectations for global demand for the rechargeable battery market in 2013 and our continued shift toward mobile power sources, higher-value energy storage systems and transportation products, we expect revenues to grow between 15% to 20% over 2012 revenue levels. We expect to remain profitable for the full year in 2013.

Conference Call and Webcast

The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877-941-9205 from the U.S. or 480-629-9771 from outside the U.S. and referencing the reservation code 4619428. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.highpowertech.com or www.InvestorCalendar.com.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as mobile devices, computer tablets, electric bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. With over 3,000 employees and advanced manufacturing facilities located in Shenzhen and Huizhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements and involve risks and uncertainties, including, without limitation, the current economic downturn and uncertainty in the European economy adversely affecting demand for our products; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; changes in the laws of the PRC that affect our operations; our ability to complete construction of and to begin manufacturing operations at our new manufacturing facilities on time; our ability to control operating expenses and costs related to the construction of our new manufacturing facilities; the devaluation of the U.S. Dollar relative to the Renminbi; our dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery products, including our lithium products; our ability to successfully develop products for and penetrate the electric transportation market; our ability to continue R&D development to keep up with technological changes; our exposure to product liability, safety, and defect claims; rising labor costs, volatile metal prices, and inflation; changes in foreign, political, social, business and economic conditions that affect our production capabilities or demand for our products; and various other matters, many of which are beyond our control. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Financial Profiles, Inc.

Tricia Ross

+1-916-939-7285

HPJ@finprofiles.com

–    financial tables to follow –

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars except Number of Shares)

	Three months ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
	$	$

Net sales	24,399,372	20,602,783
Cost of sales	(19,636,192)	(16,930,524)
Gross profit	4,763,180	3,672,259

Research and development expenses	(1,102,468)	(884,346)
Selling and distribution expenses	(1,395,402)	(1,198,900)
General and administrative expenses, including stock-based compensation	(2,805,391)	(2,014,485)
Loss on exchange rate difference	(39,947)	(31,330)
Gain of derivative instruments	109,948	337,103
Total operation expenses	(5,233,260)	(3,791,958)

Income (loss) from operations	(470,080)	(119,699)

Other income	216,149	167,033
Interest expenses	(336,266)	(12,318)
Income (loss) before taxes	(590,197)	35,016

Income taxes expenses	(48,219)	(53,325)
Net loss	(638,416)	(18,309)

Less: net loss attributable to non-controlling interest	(29,536)	(21,494)
Net income (loss) attributable to the Company	(608,880)	3,185

Comprehensive income (loss)
Net loss	(638,416)	(18,309)
Foreign currency translation gain (loss)	(228,054)	144,905
Comprehensive income (loss)	(866,470)	126,596

Less: comprehensive income attributable to non-controlling interest	(34,218)	(21,452)
Comprehensive income (loss) attributable to the Company	(832,252)	148,048

Earnings (loss) per share of common stock attributable to the Company
- Basic and diluted	(0.04)	-

Weighted average number of common stock outstanding
- Basic and diluted	13,582,106	13,582,106

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars except Number of Shares)

	March 31,	December 31,
	2013	2012
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash and cash equivalents	4,705,786	6,627,334
Restricted cash	26,615,916	27,695,569
Accounts receivable, net	22,607,922	25,323,899
Notes receivable	634,563	392,242
Prepayments	3,901,279	3,223,795
Other receivables	762,436	802,907
Inventories	16,117,760	16,719,807
Total Current Assets	75,345,662	80,785,553

Property, plant and equipment, net	33,963,640	33,462,369
Land use rights, net	4,374,056	4,423,348
Intangible asset, net	687,500	700,000
Deferred tax assets	870,709	762,954
Foreign currency derivatives assets	124,101	255,508

TOTAL ASSETS	115,365,668	120,389,732

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	27,495,330	27,509,195
Deferred revenue	657,370	661,178
Short-term loan	23,992,952	20,478,604
Notes payable	18,625,288	26,397,200
Other payables and accrued liabilities	5,339,146	4,485,918
Income taxes payable	918,882	1,180,469
Current portion of long-term loan	1,914,670	1,925,762

Total Current Liabilities	78,943,638	82,638,326

Long-term loan	5,265,341	5,777,286

TOTAL LIABILITIES	84,208,979	88,415,612

COMMITMENTS AND CONTINGENCIES	-	-

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars except Number of Shares)

	March 31,	December 31,
	2013	2012
	(Unaudited)
	$	$
EQUITY
Stockholder’s equity
Preferred Stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)

Common stock
(Par value : $0.0001, Authorized: 100,000,000 shares, 13,582,106 shares issued and outstanding at March 31,2013 and December 31, 2012)	1,358	1,358
Additional paid-in capital	6,084,269	6,035,230
Statutory and other reserves	2,790,484	2,790,484
Retained earnings	16,682,704	17,291,584
Accumulated other comprehensive income	4, 826,492	5,049,864

Total equity for the Company’s stockholders	30,385,307	31,168,520

Non-controlling interest	771,382	805,600

TOTAL EQUITY	31,156,689	31,974,120

TOTAL LIABILITIES AND EQUITY	115,365,668	120,389,732

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Three months ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net loss	(638,416)	(18,309)
Adjustments to reconcile net income (loss) to net cash provided by operating activities :
Depreciation and amortization	568,719	493,486
Allowance for doubtful accounts	(4,252)	20,203
Loss on disposal of property, plant and equipment	36,903	131
Income on derivative instruments	129,749	(337,103)
Deferred income tax	(111,704)	(42,523)
Share based payment	49,039	41,073
Changes in operating assets and liabilities :
Accounts receivable	2,583,851	2,175,529
Notes receivable	(244,230)	152,459
Prepayments	(694,174)	780,082
Other receivable	35,795	241,553
Inventories	505,048	727,314
Accounts payable	1,698,223	(2,882,177)
Other payables and accrued liabilities	876,198	657,272
Income taxes payable	(254,421)	79,995
Net cash flows provided by operating activities	4,536,328	2,088,985

Cash flows from investing activities
Acquisition of plant and equipment	(3,025,300)	(3,542,211)
Acquisition of land use right	-	(1,327,923)
Net cash flows used in investing activities	(3,025,300)	(4,870,134)

Cash flows from financing activities
Proceeds from short-term bank loans	9,339,810	3,176, 620
Repayment of short-term bank loans	(5,786,540)	-
Proceeds from long-term bank loans	-	7,925,940
Repayment of long-term bank loans	(477,981)	-
Proceeds from notes payable	5,474,476	8,367,572
Repayment of notes payable	(13,083,414)	(5,698,187)
Proceeds from non-controlling interest	-	951,113
Increase (decrease) in restricted cash	945,392	(1,525,001)
Net cash flows provided by (used in) financing activities	(3,588,257)	13,198,057
Effect of foreign currency translation on cash and cash equivalents	155,681	(120,553)
Net increase (decrease) in cash and cash equivalents	(1,921,548)	10,296,355
Cash and cash equivalents - beginning of period	6,627,334	5,175,623
Cash and cash equivalents - end of period	4,705,786	15,471,978

Supplemental disclosures for cash flow information :
Cash paid for :
Income taxes	414,343	15,854
Interest expenses	336,266	219,867
Non-cash transactions
Accounts payable for construction in progress	2,189,363	1,857,764